MAP Pharmaceuticals Reports Third Quarter of 2012 Financial Results

MOUNTAIN VIEW, Calif., Nov. 1, 2012 /PRNewswire/ -- MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the third quarter ended September 30, 2012.

The net loss for the three months ended September 30, 2012 was $12.6 million, compared to net income of $8.2 million during the same period in 2011. The net loss for the nine months ended September 30, 2012 was $43.8 million, compared to a net loss of $19.1 million during the same period in 2011. The financial results in 2011 were impacted positively by the recognition of a $20.0 million milestone payment received in August 2011 pursuant to a collaboration agreement with Allergan, Inc.

MAP Pharmaceuticals had cash and cash equivalents of $114.2 million as of September 30, 2012, compared to $98.8 million as of December 31, 2011. The September 30, 2012 cash balance reflects the net proceeds of approximately $56 million from an equity offering completed in August 2012.

"It has been a productive time for the company as we recently resubmitted our LEVADEX NDA to the FDA," said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. "We continue to dedicate ourselves to making this potential new treatment for migraine sufferers available to many of the millions of patients whose migraines are not well treated with the options available today."

Three and Nine Month Financial Results

Revenues for the three and nine months ended September 30, 2012 were $0.9 million and $2.8 million, respectively, compared to $20.8 million and $22.2 million for the same periods in 2011. The revenues for both years were due to amortization of a $60.0 million nonrefundable upfront cash payment received in February 2011, pursuant to a collaboration agreement with Allergan entered into in January 2011. In addition, in August 2011 Allergan paid the Company a milestone payment of $20.0 million, which was recognized as collaboration revenue during the three months ended September 30, 2011.

Research and development (R&D) expenses for the three and nine months ended September 30, 2012 were $7.9 million and $26.6 million, respectively, compared to $6.7 million and $25.6 million for the same periods in 2011. For the three months ended September 30, 2012 compared to the same period in 2011, the increase in R&D expenses was due primarily to an increase in expenses related to early stage research projects. For the nine months ended September 30, 2012 compared to the same period in 2011, the increase in R&D expenses was due primarily to an increase in expenses related to early stage research projects and an increase in personnel related expenses, including stock-based compensation, partially offset by decreases in expenses related to the LEVADEX program and other administrative expenses.

Sales, general and administrative (SG&A) expenses for the three and nine months ended September 30, 2012 were $5.6 million and $20.0 million, respectively, compared to $5.9 million and $15.5 million for the same periods in 2011. For the three months ended September 30, 2012 compared to the same period in 2011, the decrease in SG&A expenses was due primarily to a decrease in professional services, partially offset by an increase in personnel related expenses, including stock-based compensation, and an increase in other administrative expenses. For the nine months ended September 30, 2012 compared to the same period in 2011, the increase in SG&A expenses was due primarily to an increase in personnel related expenses, including stock-based compensation, and an increase in other administrative expenses, partially offset by a decrease in professional services.

For the three and nine months ended September 30, 2012, non-cash stock-based compensation and depreciation were approximately $2.4 million and $7.7 million, respectively.

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The U.S. Food and Drug Administration (FDA) reviewed the New Drug Application (NDA) for LEVADEX and on March 26, 2012, the Company received a Complete Response letter with respect to this NDA. The Company recently announced that it has resubmitted its LEVADEX NDA to the FDA. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including, without limitation, statements regarding the Company's LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the regulatory process to have the Company's LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its most recent Quarterly Report on Form 10-Q, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Lisa Borland, (650) 386-3122, lborland@mappharma.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$114,218	$98,816
Accounts receivable	448	636
Other current assets	579	763

Total current assets	115,245	100,215
Property and equipment, net	6,488	6,786
Other assets	27	27
Restricted investment	310	310

Total assets	$122,070	$107,338

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,908	$10,793
Current portion of deferred revenue	3,512	3,349

Total current liabilities	12,420	14,142
Deferred revenue, less current portion	50,634	53,581
Other liabilities	-	63

Total liabilities	63,054	67,786

Total stockholders' equity	59,016	39,552

Total liabilities and stockholders' equity	$122,070	$107,338

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2012	2011	2012	2011

Collaboration revenue	$878	$20,837	$2,784	$22,232

Operating expenses:
Research and development	7,855	6,725	26,590	25,552
Sales, general and administrative	5,642	5,890	19,950	15,529

Total operating expenses	13,497	12,615	46,540	41,081

Income (loss) from operations	(12,619)	8,222	(43,756)	(18,849)

Other expense, net	(3)	(39)	(1)	(270)

Net income (loss)	$(12,622)	$8,183	$(43,757)	$(19,119)

Net income (loss) per share
Basic	$(0.38)	$0.27	$(1.39)	$(0.63)

Diluted	$(0.38)	$0.26	$(1.39)	$(0.63)

Weighted average shares outstanding used in calculating net income (loss) per share
Basic	33,369	30,440	31,569	30,329

Diluted	33,369	31,611	31,569	30,329